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Exhibit 10.25

Schedule of Non-Employee Director Compensation

        Our non-employee directors receive an annual fee of $35,000 and reimbursement of travel expenses in consideration for their services as directors. Non-employee directors who also serve as members of our Audit Committee receive an additional $15,000 per annum, and the non-employee director who serves as Chairman of our Audit Committee receives an additional $20,000 per annum.

        Our three non-employee directors who are unaffiliated with Oaktree or MTS are also entitled to receive annual restricted stock award grants having a value equal to $80,000. These awards will fully vest one year after the date of grant based on continued service with us.

        Our three non-employee directors who are affiliated with Oaktree or MTS are also entitled to an annual cash payment of $80,000, payable in arrears based on a full year of service.

        We have established a directors' deferred compensation plan for all non-employee directors. Mr. Dimick has elected to participate in the director plan and have his annual board membership fee of $35,000 deferred into a stock account and converted quarterly into phantom shares. Upon retirement, separation from the Board of Directors, or the occurrence of a change of control, Mr. Dimick has the option of being paid cash or issued common stock for his phantom shares. No other directors are currently participating in the director plan.

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  Exhibit 10.25
Schedule of Non-Employee Director Compensation